Exhibit 99.1

SUSHIL PATEL APPOINTED TO

PLUMAS BANCORP BOARD OF DIRECTORS

RENO, Nev., Feb.7, 2024 -- The directors of Plumas Bancorp (Nasdaq: PLBC), a bank holding company and the parent company of Plumas Bank, are pleased to announce the appointment of Sushil Patel to the Plumas Bancorp and Plumas Bank Board of Directors.

Patel is from South Lake Tahoe, Calif., and has been actively involved in developing real estate projects in both Nevada and California for more than 20 years. A successful business leader in the hospitality and lodging industry, Patel is owner of Laxmi Hotels and managing partner at Mountain West Builders. He owns and operates five hotel properties in Lake Tahoe and Reno, Nev. and co-leads one of the largest multifamily contractors in Northern Nevada.

“We are delighted to welcome Sushil to our board of directors. Sushil is a highly respected leader with vast business and real estate expertise,” remarked Andrew J. Ryback, Director, President and CEO of Plumas Bancorp and Plumas Bank. “We are confident that his insights will contribute significantly to our strategic initiatives and help us further strengthen our position as a leading community bank in the region.”

Patel responded, “As a long-time Plumas Bank client, I am excited for the opportunity to support the growth and success of Plumas Bank in my role as a board member. The bank’s commitment to providing exceptional financial services, building strong client relationships, and supporting local economies aligns perfectly with my vision and dedication to this region.”

Patel lives in Reno and serves on the Renown Health Foundation board. He earned his bachelor’s degree in business administration and public relations from California State University, Sacramento.

About Plumas Bancorp

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fifteen branches: thirteen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. Member FDIC. Equal Housing Lender. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

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Photo Attached:

Sushil Patel

Plumas Bancorp and Plumas Bank Board Member

Source:

Plumas Bank

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com